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EXHIBIT 24.1

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose signatures appear below constitutes and appoints James R. Oyler and E. Thomas Atchison, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign this registration statement and any and all other post-effective amendments to said registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney on the date indicated.

Signature	Title	Date

/s/ James R. Oyler	Director, Chief Executive Officer, President (Principal Executive Officer)	August 11, 2004
/s/ E. Thomas Atchison	Vice President, Chief Financial Officer, and Corporate Secretary (Principal Financial and Accounting Officer)	August 13, 2004
/s/ David J. Coghlan	Director	August 12, 2004
/s/ Wolf-Dieter Hass	Director	August 11, 2004
/s/ William Schneider	Director	August 12, 2004
/s/ James P. McCarthy	Director	August 11, 2004

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POWER OF ATTORNEY